EXHIBIT 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

SterlingSouth Bank & Trust Company

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 24, 2006, with respect to the financial statements of SterlingSouth Bank & Trust Company included in the Registration Statement (Form S-4) and related Prospectus of BNC Bancorp dated May 8, 2006.

Raleigh, North Carolina

May 8, 2006